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As filed with the Securities and Exchange Commission on December 23, 2004

Registration No. 333-120373

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

General Growth Properties, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	42-1283895 (IRS Employer Identification Number)
110 North Wacker Drive Chicago, Illinois 60606 (312) 960-5000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Mr. John Bucksbaum
Chief Executive Officer
General Growth Properties, Inc.
110 North Wacker Drive
Chicago, Illinois 60606
(312) 960-5000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

        The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion. Dated December 23, 2004.

PROSPECTUS

General Growth Properties, Inc.

4,000,000 Shares

Common Stock

        Pursuant to the terms of a Contingent Stock Agreement, to which we have become a party in connection with our merger with The Rouse Company, the former stockholders of The Hughes Corporation (together with their successors and permitted assigns, the "Contingent Stockholders"), are entitled to receive certain future distributions of shares of GGP Common Stock.

        We may issue up to 4,000,000 shares of our common stock to the Contingent Stockholders from time to time based upon formulas set forth in the Contingent Stock Agreement. We will not receive any proceeds from issuances of our common stock to the Contingent Stockholders.

        Shares of our common stock are quoted on the New York Stock Exchange under the symbol "GGP." On December 22, 2004, the last reported sale price of our common stock was $35.90 per share.

        Investing in our common stock involves risks. See "Risk Factors" incorporated by reference on page 6 of this prospectus.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the common stock being offered by this prospectus, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                            .

TABLE OF CONTENTS

Forward-Looking Statements	3
Where You Can Find More Information	4
Incorporation Of Certain Documents By Reference	5
General Growth Properties, Inc.	6
Use Of Proceeds	6
Risk Factors	6
The Contingent Stock Agreement	7
Plan Of Distribution	8
Legal Matters	8
Experts	8

FORWARD-LOOKING STATEMENTS

        Our discussion in this prospectus or any information incorporated by reference into this prospectus may contain certain forward-looking information statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements with respect to anticipated future operating and financial performance, growth and acquisition opportunities and other similar forecasts and statements of expectation. Words such as "expects," "anticipates," "intends," "plans," "will," "believes," "seeks," "estimates," and "should" and variations of these words and similar expressions are intended to identify these forward-looking statements. Forward-looking statements made by us are based on our estimates, projections, beliefs and assumptions at the time of the statements and are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information or otherwise.

        Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of risks, uncertainties and assumptions. Representative examples of these factors include, without limitation, general industry and economic conditions, acts of terrorism, interest rate trends, cost of capital requirements, availability of real estate properties, inability to consummate acquisition opportunities, competition from other companies and venues for the sale/distribution of goods and services, changes in retail rental rates in our markets, shifts in customer demands, tenant bankruptcies or store closures, changes in vacancy rates at our properties, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes, changes in applicable laws, rules and regulations, including changes in tax laws, the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support our future business.

        As used in this prospectus, the terms "we," "us," "our," "GGP," and "Company" refer to General Growth Properties, Inc. and those entities that it owns or controls, including GGP Limited Partnership, its operating partnership, unless the context requires otherwise.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-732-0330 for further information on the operation of the SEC's Public Reference Room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the SEC's web site at http://www.sec.gov or our web site at http://www.generalgrowth.com. However, information contained in our web site is not incorporated by reference in this prospectus and, therefore, is not part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference in this prospectus the following documents:

  •
  Our Annual Report on Form 10-K for the year ended December 31, 2003 (excluding such information that was superseded by the corresponding information in our Current Report on Form 8-K, filed with the SEC on December 21, 2004).

  •
  Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

  •
  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2004.

  •
  Our Quarterly Report on Form 10-Q for the quarter ended September 30, 2004.

  •
  Our Current Reports on Form 8-K, filed with the SEC on April 14, April 27, May 25, August 20, September 16, October 12, October 20, October 25, October 26, November 9, November 12, November 18 and December 21, 2004 and Current Reports on Form 8-K/A filed with the SEC on January 14, August 2, August 24, November 9 and December 22, 2004.

  •
  The portions of our Proxy Statement for our 2004 Annual Meeting of Stockholders that have been incorporated by reference into our Annual Report on Form 10-K.

  •
  The description of our preferred stock purchase rights contained in our Registration Statement on Form 8-A, which was filed with the SEC on November 18, 1998, pursuant to Section 12(b) of the Securities Exchange Act.

  •
  The description of our common stock contained in our Registration Statement on Form 8-A, which was filed with the SEC on January 12, 1993, pursuant to Section 12(b) of the Securities Exchange Act.

  •
  All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

        To receive a free copy of any of the documents incorporated by reference in this prospectus, other than exhibits, you may call or write General Growth Properties, Inc., 110 North Wacker Drive, Chicago, Illinois 60606, Telephone (312) 960-5048.

        You should rely only on the information provided or incorporated by reference in this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this document.

GENERAL GROWTH PROPERTIES, INC.

        We are a self-administered and self-managed real estate investment trust, referred to as a "REIT," that owns, operates, manages, leases, acquires, develops, expands and finances regional mall and mixed-use properties in major and middle markets primarily throughout the United States. We were organized in 1986 to continue expanding the Bucksbaum family business, which has been engaged in the shopping center business since 1954.

        We conduct our business through GGP Limited Partnership, which we refer to in this prospectus as the "operating partnership", which holds substantially all of our interests in properties. We own an approximate 80% general partnership interest in the operating partnership. The remaining approximately 20% interest in the operating partnership is held by limited partners and others who have contributed properties to the operating partnership.

        General Growth Management, Inc., a taxable REIT subsidiary, performs the management and leasing services for approximately 40 third-party retail properties, all located in the United States.

        GGP has qualified as a REIT for federal income tax purposes. In order to maintain this qualification, GGP generally must distribute at least 90% of its REIT taxable income.

        On August 20, 2004, we announced that we had entered into an agreement and plan of merger with The Rouse Company, which we refer to in this prospectus as "Rouse." On November 12, 2004, we announced that we had completed our merger with Rouse. Under the terms of the merger agreement, stockholders of Rouse received a cash payment of $65.20526 per share. The total consideration paid was approximately $12.7 billion consisting of approximately $7.3 billion in cash plus the assumption of approximately $5.4 billion of existing Rouse debt (including Rouse's share of debt of unconsolidated affiliates).

        Prior to the Rouse merger we owned, or had management responsibility for, interests in 179 regional malls, mixed-use and other properties in 41 states. These regional malls, mixed-use and other properties had approximately 154 million square feet of retail space. The Rouse merger added 37 regional shopping malls, four community centers, and six mixed-use projects totaling 40 million square feet to our portfolio of owned shopping centers. The Rouse merger also added a portfolio of office, industrial and other commercial properties totaling approximately 9 million square feet and undeveloped land in some master planned communities in the country, such as Summerlin, Nevada, Columbia, Maryland and The Woodlands outside Houston.

USE OF PROCEEDS

        We will not receive any proceeds from issuances of our common stock to the Contingent Stockholders.

RISK FACTORS

        You should carefully consider the risk factors set forth in our reports filed with the SEC, which are incorporated by reference herein, in evaluating an investment in the common stock.

THE CONTINGENT STOCK AGREEMENT

        The description contained below is a summary of the Contingent Stock Agreement and the Assumption Agreement. For further information regarding these agreements, you should refer to the full text of these agreements which have been included as exhibits to the registration statement of which this prospectus is a part.

        On June 12, 1996, The Rouse Company acquired all the outstanding equity interests in The Hughes Corporation, a Delaware corporation ("THC"), and its affiliated partnership, Howard Hughes Properties Limited Partnership, a Delaware limited partnership ("HHPLP").

        THC and HHPLP (collectively, "Hughes") were primarily engaged in real estate investment, management and development. Hughes' assets, which were located principally in the Las Vegas, Nevada metropolitan area and, to a lesser extent, in the Los Angeles, California metropolitan area, consisted of (i) office buildings, mixed-use industrial properties and retail centers which produced rental revenues, (ii) development properties and (iii) investment properties. At December 31, 1995, Hughes (including its consolidated joint ventures) owned approximately 4,000,000 rentable square feet (including ground leases), 3,155 acres of development properties and approximately 16,263 acres of investment properties.

        In connection with that acquisition, Rouse entered into an agreement (the "Contingent Stock Agreement," or "CSA") for the benefit of the stockholders of THC (together with their successors and permitted assigns, the "Contingent Stockholders") and their representatives (the "Representatives") whereby shares of Rouse Common Stock or, under certain circumstances, Increasing Rate Cumulative Preferred Stock, par value $0.01 per share, of Rouse, were to be issued to the Contingent Stockholders during the 14-year period following the effective date of the acquisition based on the appraised values of four defined groups of acquired assets at specified "termination dates" to 2009 and/or cash flows generated from the development and/or sale of those assets prior to the termination dates ("earnout periods"). The distributions of additional shares, based on cash flows, are determined and payable semiannually as of June 30 and December 31.

        The CSA is, in substance, an arrangement under which the Contingent Stockholders would share in cash flows from the development and/or sale of the defined assets during their respective earnout periods, and Rouse would issue additional shares of common stock to the Contingent Stockholders based on the value, if any, of the defined asset groups at the termination dates. The actual number of shares issuable will be determined only from events occurring over the term of the CSA and could differ significantly from the number of shares that we have registered hereby.

        Under the CSA, Rouse cannot enter into a "prohibited transaction" without the consent of a majority of the interests under the CSA. A "prohibited transaction" includes a merger that (1) would render Rouse or a successor incapable of, or restricted from, delivering (on a timely basis) freely tradable and readily marketable securities comparable to Rouse common stock or (2) could reasonably be expected to have a prejudicial effect on the holders of interests under the CSA with respect to their non-taxable receipt of securities pursuant to the CSA.

        On October 19, 2004, GGP delivered to the Representatives an executed Assumption Agreement whereby GGP agreed, for the benefit of the Contingent Stockholders, to perform the CSA as successor to Rouse, in the same manner and to the same extent that Rouse would be required to perform the CSA if no succession had taken place. Under the Assumption Agreement, GGP has therefore assumed Rouse's obligation under the CSA to issue shares of common stock twice a year to the Contingent Stockholders. In addition, GGP agreed that following the effective time of the Rouse merger there will not be a prejudicial effect on the Contingent Stockholders with respect to their non-taxable receipt of securities pursuant to the CSA as a result of the Rouse merger and that securities delivered pursuant to the CSA will be freely tradable and readily marketable.

PLAN OF DISTRIBUTION

        We may issue up to 4,000,000 shares of our common stock to the Contingent Stockholders from time to time based upon formulas set forth in the Contingent Stock Agreement.

LEGAL MATTERS

        The validity of the common stock offered by this prospectus will be passed upon for the Company by Linda J. Wight, Esq., Vice President and Associate General Counsel of the Company.

EXPERTS

        The consolidated financial statements of GGP, except GGP/Homart, Inc. and GGP/Homart II L.L.C., which are unconsolidated joint venture investments of GGP that are accounted for by use of the equity method, as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 and the related financial statement schedules incorporated in this prospectus by reference from GGP's Current Report on Form 8-K filed with the SEC on December 21, 2004, have been audited by Deloitte & Touche LLP as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in method of accounting for derivative instruments and hedging activities in 2001 and the change in accounting for debt extinguishment costs in 2003). The financial statements of GGP/Homart, Inc. and GGP/Homart II L.L.C. have been audited by KPMG LLP, as stated in their reports incorporated herein by reference. Such financial statements of GGP are incorporated herein by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Each of the foregoing firms are independent registered public accounting firms.

        The consolidated financial statements of GGP/Homart, Inc. and its subsidiaries and GGP/Homart II L.L.C. and its subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Their reports refer to a change in the method of accounting for intangible assets in 2002.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.    Other Expenses of Issuance and Distribution.

        The following table sets forth the various expenses payable by the Company in connection with the issuance and distribution of the common stock being registered. All of such expenses are estimates, except the Securities Act registration fee.

Securities Act registration fee	$16,268.28
Legal fees and expenses	$5,000
Printing or copying expenses	$10,000
Accounting fees and expenses	$2,000
Miscellaneous expenses	$5,000

Total	$38,268.28	*

*
None of the expenses listed above will be borne by the Contingent Stockholders.

Item 15.    Indemnification of Directors and Officers.

        The Company is a Delaware corporation. In its Certificate of Incorporation, the Company has adopted (a) the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit and (b) the provisions of Section 145 of the Delaware Law, which provide that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

        The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements, among other things, require the indemnification of the Company's officers and directors to the fullest extent permitted by law, and require that the Company advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Such indemnification agreements also provide for the indemnification and advance of all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and require the Company to cover officers and directors under its directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Company's Certificate of Incorporation and the Bylaws, such agreements provide greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

Item 16.    Exhibits.

3.1	—	Second Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on May 24, 1995 (incorporated by reference to exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2003).
3.2	—
Certificate of Correction filed to correct an error in the Second Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on December 21, 1995 (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1995).
3.3	—
Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on May 20, 1997 (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1997).
3.4	—
Second Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on May 17, 1999 (incorporated by reference to exhibit 3.1 to our Current Report on Form 8-K dated July 12, 1999).
3.5	—
Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on November 20, 2003 (incorporated by reference to exhibit 3.5 to our Annual Report on Form 10-K for the year ended December 31, 2003).
3.6	—	Bylaws of the Company (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1994).
3.7	—	Amendment to Bylaws of the Company (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1994).
3.8	—	Amendment to Bylaws of the Company (incorporated by reference to exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003).
4.1	—	Specimen certificate representing shares of common stock (incorporated by reference to our Registration Statement on Form S-11 (File No. 33-56640), filed on April 6, 1993).
4.2	—
Rights Agreement, dated November 18, 1998, between General Growth Properties, Inc. and Norwest Bank Minnesota, N.A., as Rights Agents (including the Form of Certificate of Designation of Series A Junior Participating Preferred Stock attached thereto as Exhibit A, the Form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Stock attached thereto as Exhibit C) (incorporated by reference to exhibit 4.1 to our Current Report on Form 8-K, filed on November 18, 1998).
4.3	—
First Amendment to Rights Agreement, dated as of November 10, 1999, between General Growth Properties, Inc. and Norwest Bank Minnesota, N.A. (incorporated by reference to exhibit 4.1 to our Current Report on Form 8-K, filed on November 24, 1999).

4.4	—
Letter Agreement concerning Rights Agreement, dated November 10, 1999, between GGP Limited Partnership and New York State Common Retirement Fund (incorporated by reference to exhibit 4.2 to our Current Report on Form 8-K, filed on November 24, 1999).
4.5	—
Second Amendment to Rights Agreement, dated as of December 31, 2001, between General Growth Properties, Inc. and Mellon Investor Services LLC (incorporated by reference to exhibit 4.13 to our Registration Statement on Form S-3 (File No. 333-82134), filed on February 5, 2002).
5.1	—	Opinion of Linda J. Wight, Esq.
23.1	—	Consent of Deloitte & Touche LLP.
23.2	—	Consent of KPMG LLP.
23.3	—	Consent of Linda J. Wight, Esq. (included in Exhibit 5.1).
24.1	—	Power of Attorney (included on signature page at page II-5 of this Registration Statement on Form S-3 (File No. 333-120373) filed on November 10, 2004).
24.2	—	Power of Attorney (Anthony Downs)
24.3	—	Power of Attorney (Alan Cohen)
24.4	—	Power of Attorney (Frank Ptak)
99.1	—	Form of Contingent Stock Agreement, effective as of January 1, 1996, by The Rouse Company and in favor of and for the benefit of the Holders and the Representatives (as defined therein).
99.2	—	Assumption Agreement, dated October 19, 2004, by and between General Growth Properties, Inc. and The Rouse Company.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i)
    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

    (ii)
    To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

    (iii)
    To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs 1(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 23, 2004.

GENERAL GROWTH PROPERTIES, INC. (Registrant)
By:	/s/ JOHN BUCKSBAUM John Bucksbaum Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed below on December 23, 2004, by the following persons in the capacities indicated:

SIGNATURE	TITLE

* Matthew Bucksbaum	Chairman of the Board
/s/ JOHN BUCKSBAUM John Bucksbaum	Chief Executive Officer (Principal Executive Officer)
* Robert Michaels	President, Chief Operating Officer and Director
* Bernard Freibaum	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Director
* Anthony Downs	Director
* Beth Stewart	Director
* Alan Cohen	Director

* John Riordan	Director
* Frank Ptak	Director
*By:	/s/ JOHN BUCKSBAUM John Bucksbaum Attorney-in-Fact

EXHIBIT INDEX

3.1	—	Second Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on May 24, 1995 (incorporated by reference to exhibit 3.1 to our Annual Report on Form 10-K for the year ended December 31, 2003).
3.2	—
Certificate of Correction filed to correct an error in the Second Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on December 21, 1995 (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1995).
3.3	—
Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on May 20, 1997 (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1997).
3.4	—
Second Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on May 17, 1999 (incorporated by reference to exhibit 3.1 to our Current Report on Form 8-K filed July 12, 1999).
3.5	—
Certificate of Amendment of Second Amended and Restated Certificate of Incorporation of the Company filed with the Delaware Secretary of State on November 20, 2003 (incorporated by reference to exhibit 3.5 to our Annual Report on Form 10-K for the year ended December 31, 2003).
3.6	—	Bylaws of the Company (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1994).
3.7	—	Amendment to Bylaws of the Company (incorporated by reference to our Annual Report on Form 10-K for the year ended December 31, 1994).
3.8	—	Amendment to Bylaws of the Company (incorporated by reference to exhibit 3.1 to our Quarterly Report on Form 10-Q for the quarter ended March 31, 2003).
4.1	—	Specimen certificate representing shares of common stock (incorporated by reference to our Registration Statement on Form S-11 (File No. 33-56640), filed on April 6, 1993).
4.2	—
Rights Agreement, dated November 18, 1998, between General Growth Properties, Inc. and Norwest Bank Minnesota, N.A., as Rights Agents (including the Form of Certificate of Designation of Series A Junior Participating Preferred Stock attached thereto as Exhibit A, the Form of Right Certificate attached thereto as Exhibit B and the Summary of Rights to Purchase Preferred Stock attached thereto as Exhibit C) (incorporated by reference to exhibit 4.1 to our Current Report on Form 8-K, filed on November 18, 1998).
4.3	—
First Amendment to Rights Agreement, dated as of November 10, 1999, between General Growth Properties, Inc. and Norwest Bank Minnesota, N.A. (incorporated by reference to exhibit 4.1 to our Current Report on Form 8-K, filed on November 24, 1999).
4.4	—
Letter Agreement concerning Rights Agreement, dated November 10, 1999, between GGP Limited Partnership and New York State Common Retirement Fund (incorporated by reference to exhibit 4.2 to our Current Report on Form 8-K, filed on November 24, 1999).
4.5	—
Second Amendment to Rights Agreement, dated as of December 31, 2001, between General Growth Properties, Inc. and Mellon Investor Services LLC (incorporated by reference to exhibit 4.13 to our Registration Statement on Form S-3 (File No. 333-82134), filed on February 5, 2002).

5.1	—	Opinion of Linda J. Wight, Esq.
23.1	—	Consent of Deloitte & Touche LLP.
23.2	—	Consent of KPMG LLP.
23.3	—	Consent of Linda J. Wight, Esq. (included in Exhibit 5.1).
24.1	—	Power of Attorney (included on signature page at page II-5 of this Registration Statement on Form S-3 (File No. 333-120373) filed on November 10, 2004).
24.2	—	Power of Attorney (Anthony Downs)
24.3	—	Power of Attorney (Alan Cohen)
24.4	—	Power of Attorney (Frank Ptak)
99.1	—	Form of Contingent Stock Agreement, effective as of January 1, 1996, by The Rouse Company and in favor of and for the benefit of the Holders and the Representatives (as defined therein).
99.2	—	Assumption Agreement, dated October 19, 2004, by and between General Growth Properties, Inc. and The Rouse Company.

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INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
GENERAL GROWTH PROPERTIES, INC.
USE OF PROCEEDS
RISK FACTORS
THE CONTINGENT STOCK AGREEMENT
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
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EXHIBIT INDEX